Exhibit 99.1

     Multimedia Games Reports Record Second Quarter Net Revenues,
                        EBITDA and Net Income

    AUSTIN, Texas--April 29, 2003--

                 EBITDA Rises 21.1% To $17.9 Million;
              Diluted EPS Rises 19.1% to $0.56 Per Share

                       Updates FY 2003 Guidance

    Multimedia Games, Inc. (Nasdaq: MGAM) today reported record operating results for its fiscal second quarter, ended March 31, 2003, as summarized below:




                      Summary of Q2 2003 Results
    (In thousands, except per-share data and player station counts)

                              For the Three Months Ended
                                        March 31,
                                     2003           2002     % Change
                             -------------  -------------  -----------
Net revenues                      $28,739        $25,305         13.6%
EBITDA(1)                         $17,895        $14,774         21.1%
Net income                         $7,943         $6,889         15.3%
Diluted EPS                         $0.56          $0.47         19.1%
Average installed Class II
player stations                     8,339          6,214         34.2%
Average installed Class III
player stations                     2,113          1,855         13.9%

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to the most comparable generally accepted accounting principles (GAAP) financial measure, net income, can be found attached to this release.


    Commenting on the results, Clifton Lind, Multimedia Games' President and Chief Executive Officer, said, "Our record second-quarter results were driven primarily by our industry-leading installed base of 8,628 Class II player stations, reflecting the net addition of 771 New Generation player stations during the quarter. As expected, as we install more games at tribal casinos and facilities to meet peak weekend demand, the average hold per day declines. For the quarter, the average hold per day for our New Generation player stations was approximately $134. We intend to continue our policy of installing player stations to meet peak demand, because this strategy maximizes our overall net revenue, EBITDA and earnings.
    "We continue to make significant progress in the development and placement of our exciting New Generation player station offerings. After a short time period during which players are familiarized with the game play elements, Reel Time Bingo(TM) quickly becomes a favorite among players. Our tribal partners continue to request the conversion of their existing MegaNanza(TM) player stations to Reel Time Bingo, which is consistently one of our customers' best revenue-generating offerings at tribal casinos with a large installed base of player stations. As of March 31, 2003, we had 5,478 Reel Time Bingo player stations in the field, with plans to convert the remaining 1,294 MegaNanza units to Reel Time Bingo by the end of May.
    "While the rate of growth of our Class II gaming revenue has slowed on a short-term basis, we expect this trend to reverse itself in the near future, based on current prospects for additional placements in Oklahoma, Washington State, California, and elsewhere, and our plans to introduce exciting new Class II game faces with industry-leading features. Reel Time Bingo Version 2.0, which we expect to offer on our Class II player stations in the near future, includes two major features, both industry firsts. One is the addition of local and wide-area progressive games, and the other is the inclusion of complex bonus rounds. These two features have generally increased the win per day of traditional slots and video lottery terminals. We are extremely proud of the job that our Chief Technology Officer and his various technology teams are doing at this time. They are delivering new game themes, gaming engines, and gaming systems in record time.
    "Our standard-sequence bingo games' earning potential has helped to generate increasing awareness of our product offerings in California, where we currently have 212 Reel Time Bingo player stations at two Class III casinos. Our Class II offerings give tribes that have reached compact limits for Class III player station installations a way to broaden their player station base. Also, we are in active discussions with several tribes in California that do not have compacts with the state and thus can only offer Class II gaming."
    Lind continued, "During the quarter, we entered into a comprehensive settlement agreement with the National Indian Gaming Commission (NIGC), which included expedited review and game classification of Reel Time Bingo. We are pleased with the NIGC's review process and appreciate their efforts in this regard. Based on our discussions, we have made slight modifications to the game and have incorporated them into Reel Time Bingo Version 2.0. We hope to begin releasing this version in mid- to late June of this year. We look forward to reporting on the final outcome of the NIGC's review process by mid-May."
    Lind commented further, "We believe that recent legal decisions in the U.S. Courts of Appeals for the Eighth and Tenth Circuits provide support for the exemption of Class II technological aids from the Johnson Act. Tribal gaming regulatory authorities have considered these decisions very meaningful for Class II Native American gaming, and we believe they will also be beneficial to Multimedia Games."
    Lind added, "Earlier this month, we received the signed contract to provide the central system for video lottery gaming to be operated at licensed racetracks in New York State. We believe this contract is a clear acknowledgement of our significant technological capabilities, and one that represents an important step in our revenue diversification strategy. While the timing of initial implementation is dependent on current litigation and the New York State legislative process regarding the Video Lottery Terminal (VLT) program, there have been recent developments, including a contract for the operation of 4,500 VLTs at New York's Aqueduct Racetrack, which indicate that the process is steadily moving forward. Currently, a number of other states are considering legislation similar to that enacted in New York. As RFPs are issued, we intend to compete for these contracts just as we did in New York, based on our belief that our central system technologies will continue to outpace other industry offerings. Our long-term goal is to begin building revenue from this and other non-Native-American gaming segments so that it represents a meaningful part of our earnings five years hence."
    Lind concluded, "We ended the quarter with $25.1 million in cash and only $6.0 million of long-term debt. That debt is largely related to our service vehicle fleet, the booking of vendor financing related to the initial lab equipment for the NY Lottery central system contract, and to the financing of an aircraft that we use to visit the different jurisdictions in which we operate. We recently obtained a commitment from a commercial bank for a credit facility totaling $15 million. We believe our advanced technological capabilities, our strong financial position, our proven ability to generate significant cash flow from operations, and our prospects for continued growth position the Company well to pursue expansion opportunities, both in our core Class II business segment and in other segments of the gaming and entertainment industries."

    Fiscal 2003 Second Quarter Results

    Net revenues for the quarter rose 13.6% to $28.7 million, compared to $25.3 million in the second quarter of 2002. Second quarter 2003 EBITDA (earnings before interest, taxes, depreciation and amortization), rose 21.1% to a record $17.9 million, from $14.8 million in the second quarter of 2002.
    The increase in second quarter net revenues and EBITDA is attributable to the continued growth of the installed base of player stations featuring New Generation games (primarily Reel Time Bingo), as well as the sale of 344 Class III player stations to Native American casinos in Washington State. The net revenue and EBITDA increases were partially offset by a decline in weekend play during the month of March attributable to weakened economic conditions and several days of weather-related tribal casino closures in Oklahoma, and the nation's focus on the war in Iraq.
    Reflecting strong demand for Reel Time Bingo, the installed base of New Generation player stations for the quarter ended March 31, 2003 increased by 79.4% over the quarter ended March 31, 2002. At March 31, 2003, Reel Time Bingo games represented 80.9% of the total installed base of New Generation units, up from 30.7% in the quarter ended December 31, 2002. The increase in the installed base of New Generation games was partially offset by a decline in the installed base of lower-performing Legacy units, which were removed at a higher-than-historical rate as certain tribal facilities replaced them with higher-performing units. Accordingly, the installed base of Class II player stations at March 31, 2003 increased by 411 total units from the quarter ended December 31, 2002, which reflects the net addition of 771 New Generation player stations and the net removal of 360 Legacy Game player stations.
    The following table sets forth the Company's end-of-period installed player station base by quarter and by product line for each of the four most recent fiscal quarters:


                                                  Total        Total
  Quarter     Reel Time                         Class II     Class III
   Ended        Bingo    MegaNanza    Legacy      Units        Units
------------ ---------- ----------- --------- ------------ -----------
  3/31/2003      5,478       1,294     1,856        8,628       2,117
 12/31/2002      1,840       4,161     2,216        8,217       2,109
  9/30/2002      1,276       3,962     2,398        7,636       2,139
  6/30/2002      1,024       3,579     2,472        7,075       2,093


    For the quarter ended March 31, 2003, the net revenue per player station per day for Reel Time Bingo and MegaNanza was approximately $40 and $41, respectively. The Company's net revenue per player station per day represents gross revenues, less amounts allocated to the tribal facility or casino, divided by the average number of player stations and the number of days in the period. The lower net revenue per player station per day for Reel Time Bingo compared to MegaNanza in the March 2003 quarter is primarily attributable to the Company's converting larger numbers of lower-performing MegaNanza units while higher-performing units remain in operation. On a casino-to-casino comparison, where MegaNanza player stations have been converted to Reel Time Bingo, those units have generally performed better than or equal to the MegaNanza units following a familiarization period.
    SG&A expenses increased from $8.0 million for the March 2002 quarter to $10.0 million for the March 2003 quarter. SG&A expense as a percentage of net revenues increased to 35% in the second quarter of fiscal 2003 from 32% in the second quarter of fiscal 2002, and decreased from 37% of net revenues for all of fiscal 2002. The increase in SG&A expense in the current quarter was primarily the result of increased salary and wage expenses related to an increased headcount in the technology department, higher player station maintenance costs, and increased legal expenses, partially offset by the recovery of receivables previously reserved for in the allowance account.
    Inventory increased from $12.5 million at December 31, 2002 to $15.1 million at March 31, 2003, primarily as a result of the Company's purchasing the remaining 500 units of a 1,000-unit order from WMS(R) Gaming Inc. during the quarter. As of March 31, 2003, the Company had 1,046 finished player stations in inventory at a total cost of $6.6 million, and a component parts inventory of $8.5 million. Component parts are utilized both to assemble new player stations and to replace parts in existing player stations. We believe that our forecast of anticipated player-station placements for the current quarter will reduce inventory in line with the Company's historical inventory levels.
    During the quarter ended March 31, 2003, the Company capitalized $1.7 million in costs related to the internal development of its gaming products and systems, compared to $745,000 during the December 2002 quarter. A reconciliation of the capitalized software follows (in thousands):


                                                     Net Book Value
                                                   -------------------
Capitalized software - December 31, 2002                       $2,112
Additions:
   NY Lottery                                                   1,080
   Generation IV gaming system                                    190
   Game themes                                                    435
Project write-offs                                                 (1)
Amortization                                                    $(306)
                                                   -------------------
Capitalized software - March 31, 2003                          $3,510
                                                   ===================


    For the quarter ended March 31, 2003, cash and non-cash capital expenditures (cap-ex) were $12.7 million, representing cash cap-ex of $4.7 million, financed cap-ex of $3.4 million and a non-cash transfer of player stations and component parts out of inventory of $4.6 million. Of the total cap-ex, $3.0 million related to the placement of Class II player stations, $187,000 related to the placement of Class III player stations, $309,000 related to player stations used for internal purposes, $1.1 million related to component parts and back-office systems for player stations transferred from inventory, $1.7 million related to construction costs incurred during the quarter for a gaming facility on the Oklahoma-Texas border, $3.0 million related to equipment and third-party software for the NY Lottery, $1.7 million related to internally developed software (detailed above), and the remaining $1.7 million related to corporate infrastructure and other asset purchases.
    Depreciation and amortization in the March 2003 quarter was $5.1 million, compared to $3.6 million in the March 2002 quarter, and $4.4 million in the December 2002 quarter. Depreciation and amortization expense as a percentage of average net PP&E was 10.3% for both the current quarter and the December 2002 quarter. This is down from 12.8% in the March 2002 quarter, primarily as a result of the prior year quarter being affected by accelerated depreciation on player stations under lease-purchase arrangements with tribes having payment terms under one year.

    Guidance

    The Company expects that its anticipated sequential quarterly growth will reflect the following: continued installations of Class II gaming devices in existing tribal casinos; expansion projects which are tribally financed or for which the Company is providing interim funding in return for long-term revenue sharing commitments and/or an increased percentage of the available floor space; additional placements of Class II player stations in California and Washington State; and continued sales of Class III player stations to tribes in Washington State.
    Based on current business trends, general economic conditions, and the expectation that incremental, large-scale Class II player station installations will not occur in the second half of this fiscal year, Multimedia Games now believes diluted EPS for FY 2003 will be approximately $2.30, compared to its prior range of $2.30 to $2.60 per share. As indicated when the range was established, the potential for reaching the high end of the range was predicated on the possibility of several large Class II gaming installations occurring early in the second half of fiscal 2003. Multimedia Games notes that the potential for one or more of these projects being implemented in late fiscal 2003/early fiscal 2004 still exists. The table below summarizes the Company's current financial guidance ($ in millions, except per-share data):


                Q1 2003    Q2 2003   Q3 2003    Q4 2003    FY 2003
                (actual)  (actual)  (guidance) (guidance) (guidance)
               ---------- --------- ---------- ---------- ----------
EBITDA             $16.5     $17.9      $19.7      $22.1      $76.2
Net Income          $7.5      $7.9       $8.7       $9.6      $33.7
Diluted EPS        $0.50     $0.56      $0.60      $0.64      $2.30


    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today at 2:00 p.m. EDT (1:00 p.m. CDT). Both the call and webcast are open to the general public. The conference call numbers are 800-314-7867 (domestic) or 719-867-0640 (international). Please call five minutes prior to the presentation to ensure that you are connected. Questions will be taken only from conference call participants. Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on 15 minutes in advance to ensure that you are connected prior to the call's initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm. A digital replay of the teleconference will also be available beginning at 4:00 p.m. EDT (3:00 p.m. CDT) the day of the call, continuing through midnight EDT on May 6, 2003. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and enter the pass code 561345.

    About Multimedia Games, Inc.

    Multimedia Games, Inc. is the leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. The Company's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia Games designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company's development and marketing efforts focus on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States. Additional information may be found at www.multimediagames.com.

    This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, (i) our expectation that we will be installing more games to meet peak demand and the resultant impact on our average hold per day; (ii) our plans to convert our remaining MegaNanza player stations to Reel Time Bingo and our planned roll-out of Reel Time Bingo Version 2.0; (iii) our expectations about our growth in market share in new and existing markets; (iv) the impact of recent judicial decisions on the exemption for Class II Technological Aids; (v) our implementation of video lottery in New York and other states and the resultant impact on our revenue; (vi) our ability to raise capital and our prospects for continued growth;
(vii) commitments for our player stations and our plans to reduce inventory; (vii) the expectation of a continuing decrease in our ratio of operating costs to net revenues, and (viii) our guidance for EBITDA, net income and diluted earnings per share and the basis therefor. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: legal and regulatory uncertainties and challenges to our business that are difficult to predict and may significantly affect our business; the effects of increased competitive pressures on our ability to sell new player stations and price our games; the impact of the economy on our customers' plans to buy our games and on the play on our machines; the state of the capital markets and the impact on our ability to raise capital; the impact of our growth on our expenses; the new risks and challenges associated with our expansion into non-Native-American gaming activities; risks associated with a high level of customer concentration; and the risk that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.

    Financial statements follow



                        MULTIMEDIA GAMES, INC.
                     CONSOLIDATED BALANCE SHEETS
             As of March 31, 2003 and September 30, 2002
         (In thousands, except shares and per-share amounts)
                                              March 31,  September 30,
                                                2003         2002
                                             ----------- -------------
                        ASSETS               (Unaudited)   (Audited)
CURRENT ASSETS:
 Cash and cash equivalents                      $25,126       $15,247
 Accounts receivable                              5,880         5,697
 Allowance for doubtful accounts receivable        (490)         (428)
 Inventory, net                                   3,022         4,303
 Prepaid expenses and other assets                1,629         1,418
 Notes receivable, net                            2,141         3,115
 Deferred taxes                                   1,281           797
                                             ----------- -------------
       Total current assets                      38,589        30,149
Restricted cash and long-term investments         1,296         1,493
Inventory - non-current                          12,088        10,328
Property and equipment, net                      53,860        40,137
Notes receivable - non-current                      500           ---
Other assets                                      6,597         4,083
                                             ----------- -------------
       Total assets                            $112,930       $86,190
                                             =========== =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current portion of long-term debt               $1,570          $245
 Accounts payable and accrued expenses           13,362        14,480
 Federal and state income tax payable             5,229         1,181
 Halls' share of surplus                            235           793
 Prize fulfillment fees payable                       6            44
 Deferred revenue                                 1,929         1,929
                                             ----------- -------------
       Total current liabilities                 22,331        18,672
Long-term debt, less current portion              4,388           369
Other long-term liabilities                       3,496         1,385
Deferred taxes                                      588           252
                                             ----------- -------------
       Total liabilities                         30,803        20,678
                                             ----------- -------------
Stockholders' equity:
 Preferred stock, Series A, $0.01 par value,
  2,000,000 shares authorized, no shares
  issued and outstanding                            ---           ---
 Common stock, $0.01 par value, 25,000,000
  shares authorized 14,046,998 and 13,963,489
  shares issued, and 12,941,795 and
  12,889,144 shares outstanding, respectively       140           140
 Additional paid-in capital                      42,252        40,996
 Stockholders' notes receivable                  (1,807)       (2,417)
 Treasury stock, 1,105,203 and 1,074,345
  shares at cost, respectively                   (6,491)       (5,847)
  Retained earnings                              48,033        32,640
                                             ----------- -------------
       Total stockholders' equity                82,127        65,512
                                             ----------- -------------
    Total liabilities and stockholders'
     equity                                    $112,930       $86,190
                                             =========== =============




                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
          For the Three Months Ended March 31, 2003 and 2002
          (In thousands, except shares and per-share amounts)
                                                2003         2002
                                             ----------- -------------
REVENUES:                                    (Unaudited)  (Unaudited)
 Gaming revenue - Class II                      $85,882       $71,037
 Gaming revenue - Class III                       1,047         1,479
 Player station sale and lease revenue            2,491         3,069
 Other                                              310           367
                                             ----------- -------------
       Total revenues                            89,730        75,952
 Allotments to hall operators                    60,608        50,385
 Bingo prizes and related costs                     383           262
                                             ----------- -------------
       Net revenues                              28,739        25,305
                                             ----------- -------------
OPERATING COSTS AND EXPENSES:
  Cost of electronic player stations sold           836         2,497
  Selling, general and administrative
   expenses                                      10,008         8,034
  Amortization and depreciation                   5,132         3,613
                                             ----------- -------------
       Total operating costs and expenses        15,976        14,144
                                             ----------- -------------
       Operating income                          12,763        11,161
OTHER INCOME (EXPENSE):
Interest income                                      82            48
Interest expense                                    (41)          (11)
                                             ----------- -------------
Income before income taxes                       12,804        11,198
Income tax expense                                4,861         4,309
                                             ----------- -------------
       Net income                                $7,943        $6,889
                                             ----------- -------------
Basic earnings per share                          $0.61         $0.56
                                             =========== =============
Diluted earnings per share                        $0.56         $0.47
                                             =========== =============
Shares outstanding:
Basic                                        12,922,606    12,355,374
                                             =========== =============
Diluted                                      14,307,013    14,706,983
                                             =========== =============

           For the Six Months Ended March 31, 2003 and 2002

                                                   2003          2002
                                             ----------- -------------
REVENUES:                                    (Unaudited)  (Unaudited)
 Gaming revenue - Class II                     $167,654      $127,625
 Gaming revenue - Class III                       2,064         2,789
 Player station sale and lease revenue            3,134         3,777
 Other                                              726           652
                                             ----------- -------------
       Total revenues                           173,578       134,843
 Allotments to hall operators                   117,641        90,426
 Bingo prizes and related costs                   1,103           732
                                             ----------- -------------
       Net revenues                              54,834        43,685
                                             ----------- -------------
OPERATING COSTS AND EXPENSES:
  Cost of electronic player stations sold         1,395         2,814
  Selling, general and administrative
   expenses                                      19,068        15,151
  Amortization and depreciation                   9,561         6,811
                                             ----------- -------------
       Total operating costs and expenses        30,024        24,776
                                             ----------- -------------
       Operating income                          24,810        18,909
OTHER INCOME (EXPENSE):
Interest income                                     192           112
Interest expense                                    (58)          (28)
                                             ----------- -------------
Income before income taxes                       24,944        18,993
Income tax expense                                9,551         7,353
                                             ----------- -------------
       Net income                               $15,393       $11,640
                                             ----------- -------------
Basic earnings per share                          $1.19         $0.95
                                             =========== =============
Diluted earnings per share                        $1.06         $0.80
                                             =========== =============
Shares outstanding:
Basic                                        12,914,950    12,186,329
                                             =========== =============
Diluted                                      14,565,256    14,582,279
                                             =========== =============


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:


          Reconciliation of U.S. GAAP Net income to EBITDA:

                               For the Three Months For the Six Months
                                  Ended March 31,     Ended March 31,
                                 2003       2002      2003     2002
                               ---------  --------- --------- --------
                                           (In thousands)
Net income                       $7,943     $6,889   $15,393  $11,640
Add back:
Amortization and depreciation     5,132      3,613     9,561    6,811
Interest expense (income), net      (41)       (37)     (134)     (84)
Income tax expense                4,861      4,309     9,551    7,353
                               ---------  --------- --------- --------
EBITDA                          $17,895    $14,774   $34,371  $25,720

    CONTACT: Multimedia Games Inc., Austin
             Clifton Lind, 512/334-7500
             or
             Craig Nouis, 512/334-7500
             or
             Jaffoni & Collins Incorporated, New York
             Joseph N. Jaffoni or Richard Land, 212/835-8500 mgam@jcir.com